Exhibit 10.5

RELEASE AND CONSULTING SERVICES AGREEMENT

This Release and Consulting Services Agreement (hereinafter “Agreement”) is entered into as of the 15th day of June, 2007, by and between ANTHONY J. RHEAD (hereinafter referred to as “Rhead “) and CARMIKE CINEMAS, INC. (hereinafter referred to as “Carmike”), and arises out of the resignation of Rhead as Senior Vice President Entertainment/Digital. In consideration of the material promises contained herein, the parties agree as follows:

1. RESIGNATION OF EMPLOYMENT. Rhead hereby voluntarily resigns as an employee and officer of Carmike, as well as in each other capacity in which he served Carmike and the entitles listed on Exhibit A attached hereto, effective as of the 15th day of June, 2007 (the “Resignation Date”). Contemporaneously with the signing of this Agreement, Rhead is signing and delivering to the Board of Directors of Carmike (and each of the entities listed on Exhibit A) a notice of resignation in the form attached hereto as Exhibit B indicating his resignation as an officer of the entitles listed on Exhibit A hereto effective as of the Resignation Date. It is agreed that as of the Resignation Date, Rhead has no further privileges, duties, or obligations to Carmike, except as described in this Agreement.

2. SEVERANCE PACKAGE. In consideration of the promises and releases made by Rhead contained herein, Carmike agrees to provide Rhead with a Severance Package consisting of the following:

(a) In exchange for Consulting Services as hereinafter set forth, Carmike will pay Rhead his regular base salary at his current rate of pay from the Resignation Date through and including December 31, 2007, less any amounts required to be withheld under applicable laws and regulations, which will be paid according to Carmike’s regular payday schedule from the next payday following the Resignation Date to December 31, 2007. Rhead will remain on the Carmike major medical plan for this period.

(b) Provided Rhead complies with the provisions of Section 4 hereof, on December 31, 2007 Carmike will transfer to Rhead the 2006 Lexus LS430 (VIN # JTHBN36F865047276) that he was permitted to use during his employment with Carmike.

(c) The payments and benefits provided to Rhead in this Section 2 shall be subject to all applicable income tax or other withholding required by applicable federal, state or local law.

(d) Notwithstanding the release contained in Section 3 of this Agreement, it is understood by all parties that Rhead does not release any claims that may arise under the terms of this Agreement or after the effective date of this Agreement. It is also agreed and understood that Rhead does not forfeit or release his claims to any funds held in his account in Carmike’s Deferred Compensation Plan. Rhead also does not release any claim he may have to indemnification pursuant to the terms of Carmike’s bylaws.

3. GENERAL RELEASE BY RHEAD. In exchange for the payments and benefits described in Section 2 of this Agreement, Rhead hereby voluntarily, irrevocably, fully, and completely RELEASES, ACQUITS, AND FOREVER DISCHARGES Carmike (including its current and former owners, shareholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, insurers, subsidiaries, divisions, affiliates, and related business entities) from any and all claims, complaints, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, and expenses of any nature whatsoever (whether known or unknown) which Rhead ever had, may have, or now has arising from or related to, directly or indirectly, Rhead ‘s employment with Carmike or the termination of Rhead ‘s employment with Carmike, or other events accrued as of the date of execution of this Agreement, including, but not limited to:

(a) Violations of Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Fair Labor Standards Act, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Equal Pay Act, the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Family and Medical Leave Act, the Consolidated Omnibus Budget Reconciliation Act of 1985, or the Employee Retirement Income Security Act; and

(b) Violations of any other federal or state statute or regulation or local ordinance; and

(c) Claims for lost or unpaid wages, compensation, or other benefits claims under state law, defamation, intentional infliction of emotional distress, negligent infliction of emotional distress, bad faith action, slander, assault, battery, wrongful or constructive discharge, negligent hiring, retention and/or supervision, fraud, misrepresentation, conversion, tortious interference with property, negligent investigation; and

(d) Any claims to benefits under any and all bonus, severance, workforce reduction, early retirement, outplacement, or any other similar plan sponsored by Carmike which Rhead ever had or now has or may in the future have; and

(e) Any other claims arising in tort or contract under state law.

In addition, Rhead acknowledges that this Agreement constitutes a full SETTLEMENT, ACCORD AND SATISFACTION of all claims covered by the release provisions of this paragraph. Notwithstanding the foregoing, it is understood by all parties that Rhead does not release any claims that may arise under the terms of this Agreement or after the effective date of this Agreement.

4. CONSULTING SERVICES. During the period commencing on the Resignation Date and ending on December 31, 2007 (the “Consulting Period), Rhead agrees to be available to serve, and to serve, in the capacity of an independent consultant to Carmike. As a consultant to Carmike, Rhead agrees to be available to assist Carmike with such matters related to the business of Carmike as shall be mutually agreed to from time to time by Rhead and the COO of Carmike, including but not limited to digital issues. Rhead specifically agrees to contact the COO by telephone or email on Monday and Thursday of each week during the Consulting Period to discuss such digital issues. During the Consulting Period, Rhead shall perform the consulting services as an independent contractor and not as an employee of Carmike. Carmike will not exercise direction or control over Rhead in the performance of the consulting services. Rhead shall act solely in an advisory capacity, and in consequence shall not hold himself out as an officer or an employee of Carmike, and (unless otherwise instructed or authorized in writing) Rhead shall not have an authority to act for Carmike or make any decisions or commitments for or on behalf of Carmike.

Carmike agrees to reimburse Rhead for any reasonable and necessary expenses Rhead incurs in performing services for Carmike during the Consulting Period so long as such expenses are documented in writing and are submitted to Carmike for reimbursement within thirty (30) days of the date the expense is incurred.

5. BUSINESS PROTECTION COVENANTS.

Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Confidential Information” shall mean valuable, non-public, competitively sensitive data and information relating to the Carmike’s business that is not generally known by or readily available to Carmike’s competitors. Confidential Information does not include any information that comes into the public domain without any action by Rhead .

(b) “Trade Secret” shall mean information, including a formula, pattern, compilation, program, device, method, technique, or process that: (a) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(c) “Competing Business” shall mean any business (other than Carmike) that, directly or indirectly, engages in the distribution and the exhibition of motion pictures.

(d) “Competitive Position” shall mean (A) Rhead ‘s direct or indirect equity ownership (excluding ownership of less than one percent (1%) of the outstanding common stock of any publicly held corporation) or control of any portion of any Competing Business; (B) Rhead serving as a director; officer; consultant, lender, joint venturer, partner, agent, or advisor of or to any Competing Business; or (C) any employment arrangement or independent contractor agreement between Rhead and any Competing Business whereby Rhead is required to perform services for the Competing Business which are substantially similar to those that Rhead performed for Carmike.

(e) “Restricted Territory” shall mean the thirty-seven (37) states of the United States in which Carmike is operating as of the Effective Date. A list of these states is attached hereto as Exhibit C. This Restricted Territory is intended to be co-extensive with the actual geographic areas for which Rhead performed services for Carmike as an employee and for which he will provide services to Carmike as a consultant under this Agreement.

Rhead hereby agrees that he will not (without the prior written consent of Carmike) for any reason in any fashion, either directly or indirectly use, sell, lend, lease, distribute, license, transfer, assign, show, disclose, disseminate, reproduce, copy, or otherwise communicate in any way for himself or for any other person or entity (i) any Confidential Information for a period of three (3) years after the Resignation Date; or (ii) any Trade Secret at any time during which such information shall constitute a trade secret under Georgia law.

Rhead hereby covenants and agrees that he shall not, without the prior written consent of Carmike in each instance, directly or indirectly, alone or in conjunction with any other person or entity, accept, enter into or attempt to enter into a Competitive Position in the Restricted Territory during the Consulting Period and for one year after the termination of the Consulting Period.

Rhead hereby agrees that he shall not, without the prior written consent of Carmike in each instance, directly or indirectly, during the Consulting Period and for one year after the termination of the Consulting Period: (i) hire any “key” employee of Carmike; or (ii) solicit or attempt to solicit any “key” employee, consultant, contractor or other personnel of Carmike to terminate, alter or lessen such party’s affiliation or relationship with Carmike or to violate the terms of any agreement or understanding between such party and Carmike For purposes of the preceding sentence, “key” employees, consultants, contractors and other personnel of Carmike are those who have access to Confidential Information or Trade Secrets.

Rhead hereby agrees that he shall not, without the prior written consent of Carmike in each instance, directly or indirectly, during the Consulting Period, solicit or attempt to solicit for or on behalf of any person or entity engaged in a Competing Business any dealer, customer or actively sought prospective dealer; distributor, or customer of Carmike with whom he had significant contact while an employee of Carmike through the end of the Consulting Period.

Rhead hereby acknowledges and agrees that he has sufficient skills to find alternative commensurate work in his field of expertise that would not involve a violation of this Section 5. Additionally, Rhead hereby acknowledges and agrees that the covenants set forth in this Section 5 are reasonable as to time, scope, territory and otherwise given Carmike’s need to protect its legitimate business interests and given the substantial benefits Rhead is receiving hereunder. Rhead further acknowledges and agrees that monetary damages may not be an adequate remedy for any breach of the provisions of’ Section 5 of this Agreement and that Carmike may (in its sole discretion) apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violation (or threatened violation) of Section 5 of this Agreement. Any equitable or monetary relief provided pursuant to this Section 5 will be in addition to other damages to which Carmike is entitled under Section 9 of this Agreement or the law. In the event any covenant or agreement contained in this Section 5 shall be determined by a court of competent, jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it is the intention of the parties hereto that this Section 5 be interpreted to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

6. CONFIDENTIALITY.

Rhead agrees that he will keep the terms and provisions of this Agreement strictly and absolutely confidential. Rhead agrees not to disclose any information whatsoever regarding this Agreement, except Rhead may divulge the terms and provisions of this Agreement to his spouse, financial advisor, and/or legal counsel or as may be required by law or by order of a court of competent jurisdiction. Notwithstanding the provisions of this Section 6, Rhead shall not be precluded from disclosing to a prospective employer (i) that he worked for Carmike as its chief financial officer, and (ii) thereafter, he worked for Carmike as a consultant. In addition, Rhead may disclose to the prospective employer the general nature of his work for Carmike and his compensation.

7. COOPERATION IN LITIGATION.

Rhead agrees to cooperate fully with Carmike in the preparation and assertion of any claim or defense in connection with any action, suit or proceeding brought by or against Carmike; provided however, that Rhead ‘s obligation under this Section 7 shall apply only to matters in which Rhead was involved, or in respect of which Rhead acquired information as a result of his services as an employee, officer or director of Carmike. Carmike shall reimburse Rhead for all reasonable expenses incurred by Rhead (including reasonable attorney’s fees and expenses) as a result of any request by Carmike under this Section 7.

8. RETURN OF CARMIKE’S PROPERTY. Rhead agrees to return to Carmike all data, lists, information, memoranda, documents, identification cards, credit cards, keys, computers, fax machines, beepers, phones, files (including copies thereof) and all other property of Carmike within five (5) business days after the Resignation Date. Upon the execution hereof, Rhead further agrees to transfer the River Club and Green Island memberships to Carmike.

9. VIOLATIONS OF AGREEMENT.

Any material breach by Rhead of the agreements contained in Sections 3 through 8 of this Agreement shall constitute a material breach of this Agreement and shall result in the following:

(a) Rhead will automatically forfeit all unpaid benefits he is scheduled to receive under this Agreement; and

(b) Carmike shall be entitled to such other monetary and equitable relief as allowed by law, including reimbursement of payments hereunder.

10. SUCCESSORS. The parties agree that this Agreement and the releases contained herein shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, executors, administrators, assigns, and representatives.

11. ENTIRE AGREEMENT. The parties affirm that this Agreement sets forth the entire agreement between the parties, and shall fully replace and supersede any and all prior agreements, understandings, or representations between the parties hereto pertaining to the subject matter hereof. The parties further affirm that the only consideration of their agreement to execute, and their execution of this Agreement is described herein and that there are no other promises or agreements of any kind which have caused them to execute this Agreement.

12. SEVERABILITY. The parties agree that the provisions of this Agreement are contractual and not merely a recital. Should any portion of this Agreement be found by any court of competent jurisdiction to be invalid, void, illegal, contrary to law or public policy, or otherwise unenforceable, it is expressly agreed by the parties that the validity of the remaining parts, terms, or provisions will remain intact and stand in full force and effect as if said unenforceable provision had never been contained herein.

13. APPLICABLE LAW. This Agreement shall be governed by the law of the State of Georgia.

14. EFFECTIVE DATE OF AGREEMENT AND OPTION TO REVOKE. The parties agree and understand that Rhead may revoke this Agreement within seven (7) days after signing it. The last day upon which this Agreement can be revoked is referred to herein as the “Last Revocation Day.” Revocation shall be made by delivering a written notice of revocation to Lee Champion, General Counsel for Carmike, no later than 5:00 p.m. Eastern Time, on the Last Revocation Day at the following address:

F. Lee Champion, III

Attorney for Carmike Cinemas, Inc.

P. O. Box 391

Columbus, Georgia 31902-0391

The parties agree and understand that if Rhead does not revoke this Agreement prior to the Last Revocation Day, this Agreement shall become effective on the day following the Last Revocation Day and Rhead shall receive the Severance Package described in Section 2 of this Agreement. If Rhead does revoke this Agreement prior to the Last Revocation Day, this Agreement shall not become effective and Rhead will not receive the Severance Package described in Section 2 of this Agreement.

15. PERIOD OF CONSIDERATION AND CONSULTATION WITH COUNSEL.

Rhead hereby represents and warrants that:

(a) Rhead has CAREFULLY READ THIS AGREEMENT AND FULLY UNDERSTANDS ALL OF THE PROVISIONS OF THIS AGREEMENT;

(b) Rhead has had an OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF HIS CHOICE AS TO THE TERMS OF THIS AGREEMENT to the full extent that he desired before signing this Agreement;

(c) Rhead understands that this Agreement FOREVER RELEASES Carmike from any legal action arising prior to the date of execution of this Agreement;

(d) Rhead has had the opportunity to REVIEW AND CONSIDER THIS AGREEMENT FOR A PERIOD OF AT LEAST TWENTY ONE (21) DAYS before signing it;

(e) Rhead understands that HE SHALL HAVE SEVEN (7) DAYS FOLLOWING THE EXECUTION OF THIS AGREEMENT TO REVOKE SAID AGREEMENT;

(f) In signing this Agreement, Rhead DOES NOT RELY ON NOR HAS HE RELIED ON ANY REPRESENTATION OR STATEMENT (WRITTEN OR ORAL) NOT SPECIFICALLY SET FORTH IN THIS AGREEMENT by Carmike or by any

of Carmike’s agents, representatives, or attorneys with regard to the subject matter, basis, or effect of this Agreement or otherwise; and

(g) Rhead was not coerced, threatened, or otherwise forced to sign this Agreement, and Rhead is VOLUNTARILY SIGNING AND DELIVERING THIS AGREEMENT of his own free will.

IN WITNESS WHEREOF, the undersigned have signed and executed this Agreement on the dates set forth below as an expression of their intent to be bound by the foregoing terms of this Agreement.

/s/ Anthony J. Rhead
ANTHONY J. RHEAD
Sworn to and subscribed before me, this the day of June, 2007

Notary Public

[Seal]

CARMIKE CINEMAS, INC.

	BY:	/s/ Lee Champion
	Title:	Senior Vice President, Secretary and General Counsel
1301 First Avenue
Columbus, GA 31901

	Date:	June 15, 2007

EXHIBIT A

ANTHONY J. RHEAD

Carmike Cinemas, Inc:	Senior Vice President
Entertainment/Digital Cinema

Eastwynn Theatres, Inc:	Senior Vice President
Entertainment/Digital Cinema

Military Services, Inc:	Senior Vice President-Film and Secretary

George G. Kerasotes Corporation	Senior Vice President-Film

GKC Indiana Theatres, Inc:	Senior Vice President-Film

GKC Michigan Theatres, Inc:	Senior Vice President-Film

GKC Theaters, Inc.	Senior Vice President-Film

EXHIBIT B

Board of Directors

(Name and Address of Entity)

I hereby resign as an officer of Carmike Cinemas, Inc. effective June 15, 2007.

This the      day of                     , 2007.

/s/ ANTHONY J. RHEAD
ANTHONY J. RHEAD

EXHIBIT C

States in which Carmike is presently operating:

1.	Alabama
2.	Arkansas
3.	Colorado
4.	Delaware
5.	Florida
6.	Georgia
7.	Idaho
8.	Illinois
9.	Indiana
10.	Iowa
11.	Kansas
12.	Kentucky
13.	Louisiana
14.	Maryland
15.	Michigan
16.	Minnesota
17.	Missouri
18.	Montana
19.	Nebraska
20.	New Mexico
21.	New York
22.	North Carolina
23.	North Dakota
24.	Ohio
25.	Oklahoma
26.	Oregon
27.	Pennsylvania
28.	South Carolina
29.	South Dakota
30.	Tennessee
31.	Texas
32.	Utah
33.	Virginia
34.	Washington
35.	Wisconsin
36.	West Virginia
37.	Wyoming